Exhibit 99.1

Talos Energy Publishes 2022 ESG Report and Inaugural TCFD Report

Houston, Texas, November 22, 2022 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) today published its third annual Environmental, Social and Governance (“ESG”) Report for the 2021 calendar year and its inaugural Climate Risk and Opportunity Report seeking alignment with the Task Force on Climate-related Financial Disclosures Framework (“TCFD”). The reports highlight the Company’s continued commitment to transparency, emissions reduction efforts and broad ESG performance improvements across its growing Upstream and Carbon Capture & Sequestration (“CCS”) business portfolios. The full reports can be found at: https://www.talosenergy.com/sustainability/.

ESG Report Highlights:

•	Scope 1 GHG emissions intensity reduction of 9% from 2020 and 27% from 2018 baseline; Talos’s Scope 1 & 2 GHG emissions intensity is 46% less than the XOP Index average

•	Approximately half of one barrel spilled of 24 million gross barrels produced offshore, a spill ratio that is 20x less than the average basin operator

•	Total Recordable Incident Rate (“TRIR”) reduction of 11% from 2020 and 58% from 2018

•	Approximately 13,500 cumulative hours of Health, Safety & Environmental (“HSE”) training for offshore and corporate employees

•	Selected as a Houston Chronicle Top Workplace for the tenth consecutive year, every year since the Company’s founding

•	260% increase in community donations from 2020

•	Increased ESG and HSE performance categories to 20% of executive compensation metrics in 2021

•	Expanded Safety, Sustainability and Corporate Responsibility committee of the Board of Directors, hired Chief Sustainability Officer and ESG Director and formed employee-led ESG Committee

•	Transitioning to fully independent Board (in addition to the CEO) and eliminating staggered director elections as part of pending EnVen Energy Corporation transaction

Reporting Enhancements:

•	Increased alignment with the United Nations Sustainable Development Goals, Global Reporting Initiative (“GRI”), and Sustainability Accounting Standards Board (“SASB”) frameworks

•	Published first-ever Climate Risk & Opportunity Report seeking alignment with the TCFD

•	Added new reporting on NOx, SOx and VOC emissions, energy and water use, hazardous waste, Near Miss Frequency rates and employee training

President and Chief Executive Officer Timothy S. Duncan commented: “As we celebrate our 10th anniversary, we are proud of the progress we have made regarding ESG-related matters and are excited about continuing to position Talos as an energy company of tomorrow. With an entrepreneurial spirit at our core, we have built an upstream business that focuses on bringing safe, reliable and responsible energy production to the world. At the same time, we are advancing downstream decarbonization projects that aim to directly and materially reduce emissions across important industrial clusters along the U.S. Gulf Coast.”

Duncan continued: “Our performance in key ESG categories continues to improve across the board. Last year we further reduced our Scope 1 emissions intensity, improved our outstanding safety track record and announced key enhancements to compensation and governance structures to better align our performance with stakeholder interests. We also evolved our ESG reporting to increase the quantity and level of detail of our ESG disclosures, increasing our transparency and showcasing the incredible job that our employees, contractors and partners are doing on a daily basis across our operating footprint. We look forward to continuing our strong performance in the future as we continue to grow our Upstream and CCS businesses and focus on building long-term shareholder value.”

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing long-term value through its operations, currently in the United States and offshore Mexico, both through upstream oil and gas exploration and production and the development of carbon capture and sequestration opportunities. As one of the Gulf of Mexico’s largest public independent producers, we leverage decades of technical and offshore operational expertise towards the acquisition, exploration and development of assets in key geological trends that are present in many offshore basins around the world. With a focus on environmental stewardship, we are also utilizing our expertise to explore opportunities to reduce industrial emissions through our carbon capture and sequestration initiatives both in and along the coast of the U.S. Gulf of Mexico. For more information, visit www.talosenergy.com.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

INVESTOR RELATIONS CONTACT

Sergio Maiworm

investor@talosenergy.com

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002